Exhibit 10.18

Amendment to Lease

This Amendment to Lease dated this 1st day of September, 1995 shall amend the terms of a lease dated February 3, 1993 (“Lease”) by and between Jaytee Properties (“Landlord”) and Republic Bank & Trust Company (“Tenant”) and any other amendments to such lease.

Landlord and Tenant agree that the following terms of the Lease shall be amended specifically adding 8,000 square feet of lower level space to the leased Premises at $11 per square foot which by previous arrangement was leased to Tenant for 18 months rent free.

ARTICLE I.   PREMISES

SECTION 1.   Tenant leases from Landlord and Landlord leases to Tenant the following premises (hereinafter called the “Premises”):

Being 13,000 square feet of office space located on the first floor and lower level in the Republic Bank Building (hereinafter called “the Building”) located at Hurstbourne Parkway and Stone Creek Parkway in Jefferson County, Kentucky.  Tenant’s retail banking operation shall be limited to 5,000 square feet on the first floor as such space is the only location available for purposes other than office use.

ARTICLE III.   RENT AND OPERATING EXPENSES

SECTION 1.   Tenant shall pay to Landlord, at Landlord’s office in the Building or at such place as Landlord may from time to time designate, as rental for the Premises, the sum of $14,416.66 (the “Rent”).  Rent shall be payable in advance on the first day of each calendar month beginning September 1, 1995 for the remaining term of the lease.

JAYTEE PROPERTIES

BY:	\s\ Steve Trager

REPUBLIC BANK & TRUST COMPANY

BY:	\s\ Lee Kinsolving

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